Exhibit 99.1

AMCOL International Corporation (NYSE: ACO) Reports Second Quarter Results

HOFFMAN ESTATES, IL--(Marketwire - July 22, 2011) - For the second quarter of 2011, AMCOL International Corporation (NYSE: ACO) generated diluted earnings per share attributable to its shareholders of $0.43 per share versus $0.51 per share in the prior year's quarter.

Net sales increased 13.6% to $250.8 million for the quarter ended June 30, 2011, as compared to $220.7 million for the 2010 period. Gross profits increased 3.3% while gross margins decreased from 27.5% to 25.0%. Operating profit decreased 6.8% to $22.1 million. The increase in our effective tax rate from 25.4% in the second quarter of 2010 to 30.1% in the 2011 quarter comprised $0.03 of the $0.08 decrease in diluted earnings per share attributable to our shareholders.

Fluctuations in foreign exchange rates accounted for 24.5% of the increase in sales, and helped offset more than one third of the organic decrease in operating profits. During the current quarter, our start-up chrome sand operations experienced net losses of $0.03 per diluted share. For the remainder of fiscal 2011, we expect our chrome sand operations to generate net losses of between $0.08 to $0.12 per diluted share; this excludes an estimated $0.05 per diluted share benefit resulting from a contingent gain we will record in Q3 associated with our chrome sand mining costs.

"Although sales for the quarter were in line with our expectations, our gross margins deteriorated in each of our three major business segments and led to our disappointing earnings in Q2," said Ryan McKendrick, AMCOL President and Chief Executive Officer.

"The Minerals and Materials segment experienced good revenue growth. But gross margins decreased in our chrome sand business, our Asia operations, and our domestic operations, all of which contributed to the 3.2 percentage point decrease in margins for the segment as compared to Q2 2010. Our domestic operations experienced production cost increases, mostly related to fuel and labor costs. Our chrome sand business will continue to present challenges for the balance of the year as we upgrade our plant to improve throughput and product yields. Rapidly rising costs in Asia have not yet been fully offset by price increases, especially in Thailand and South Korea where margins have dropped by almost four percentage points as compared to the prior year's quarter. Our pet products business has been negatively impacted by reduced demand for both bulk as well as packaged products from large private label customers.

AMCOL International Corporation
Q2 2011 Earnings Release - July 22, 2011

Our domestic metalcasting business -- our largest business unit -- continues to perform well, maintaining gross margins despite rising costs," continued McKendrick.

"The Environmental segment generated 25% sales growth over Q2 2010. We were disappointed in the more than 3 percentage point decrease in gross margins as compared to the prior year's quarter though. We experienced cost increases in Europe and are implementing plans to increase our margins in this geographic market. Although our U.S. based contracting services business had strong sales growth, the business overall continues to generate less than desired gross profits. Controlling SG&A costs remains an area of focus in this segment overall," McKendrick added.

McKendrick continued, "The Oilfield Services segment also experienced revenue growth consistent with our expectations. Its sales mix, however, negatively impacted gross margins. Revenues from high margin, offshore services in the Gulf of Mexico ('GOM'), including our flagship filtration services, decreased as compared to the prior year's quarter, leading to an overall 4.1 percentage point decrease in gross margins for the segment. We see no indication that deep water activity will increase in the GOM over the next couple of quarters."

"The outlook for many of the major business units within our segments remains positive, but several areas will continue to present challenges. Demand in our metalcasting markets is expected to remain strong in the U.S. and Asia due to strong automotive and heavy equipment production. Our Building Materials group within the Environmental segment is continuing profitable growth despite relatively soft market conditions for non-residential construction primarily due to successful new product introductions. However, competition in the Lining Technologies area is limiting our ability to improve margin through pricing. Although our Oilfield Services' gross margins will continue to be impacted by the decline in deep water activity in the GOM, we are working hard to improve margins in other service offerings within this segment. Gross margin improvement will be the area of strong focus across all segments," he concluded.

STATEMENT OF OPERATIONS HIGHLIGHTS:

The statement of operations highlights are supported by the quarterly segment results schedules included in this press release. The following comments relate to our results for the current quarter as compared to the second quarter of 2010, unless otherwise noted.

Net sales: Net sales increased $30.1 million or 13.6%.

Minerals & Materials: The majority of the revenue improvement was due to increased volumes, principally in our domestic and Asian metalcasting markets, and our relatively new chrome sand product offerings. These markets continue to experience an increase in demand for automobile and heavy equipment castings. In addition, approximately 22%

AMCOL International Corporation
Q2 2011 Earnings Release - July 22, 2011

of the increase in net sales was driven by favorable fluctuation in foreign currency exchange rates.

Environmental: This segment continues to see an increase in demand that is more pronounced given the depressed economic environment that existed during the prior year's period. The total increase in revenues was $16.1 million, or 24.6%. Approximately 80.2% of the increase in this segment's sales is attributable to organic growth with the remainder related to favorable fluctuations in foreign currency exchange rates. The increase occurred mostly in our domestic contracting services business and our European operations. Our domestic contracting services' prior year's results were heavily affected by the recession underway at that time, making comparisons to that period somewhat irrelevant for this business. Our European business continues to grow organically due to growing economies in Eastern Europe, new sales representation in certain geographic markets, and increased contracting services revenues.

Oilfield Services: The growth in revenues occurred primarily in our domestic businesses as several of our businesses, especially our coil tubing services, continue to benefit from increased demand in the Texas shale regions. Our pipeline services also experienced increased demand as high oil prices increase our customers' maintenance needs. Our domestic filtration revenues suffered significantly this quarter due to depressed offshore activity resulting from the low amount of drilling permits being issued in the GOM. Regarding our foreign operations, revenues in Australia decreased (due to a large customer contract that ended in Q3 2010) while all other foreign businesses experienced revenue growth.

Transportation: Nearly all of the revenue increase was due to increased fuel-surcharges. This segment continues to see an increase in services being provided to divisions with our other subsidiaries, principally our metalcasting and pet products groups; these intercompany revenues are eliminated in the corporate segment.

Gross profit: Gross profit increased $2.0 million, or 3.3%. Gross margins, however, decreased across all segments as discussed below.

Minerals & Materials: Gross profit decreased slightly but gross margins decreased 320 basis points to 22.5%. The decreased margins occurred in Asia and our domestic business, which experienced increased manufacturing costs, and in our start-up chrome sand operations in South Africa. We continue to focus on improving our chrome sand operations, which began late in the second quarter of 2010.

Environmental: Gross profit increased $2.5 million, or 12.2%, from the 2010 quarter. The increase in gross profit was derived largely from the increased sales levels as previously mentioned. Gross margins, however, decreased 310 basis points to 27.8%. The decrease in margins occurred due to a change in product mix as well as increased production costs and raw material costs.

AMCOL International Corporation
Q2 2011 Earnings Release - July 22, 2011

Oilfield Services: Gross profit decreased due to the 410 basis point decrease in gross margins derived from a change in our sales mix. Although revenues increased, the increases were concentrated in onshore as opposed to offshore work. This shift decreased profitability as offshore work is more profitable. Gross margins in our international business also decreased due to the completion of a large job in Australia in Q3 2010.

Selling, general and administrative expenses (SG&A): The 9.8% increase in SG&A expenses was driven mostly by increases in our Minerals & Materials and Environmental segments with 28.6% of the increase arising from unfavorable changes in foreign currency exchange rates. The organic increase resulted primarily from increased employee and employee related expenses.

Income tax expense: Our income tax expense increased due to an increase in our effective tax rate, which increased due to our expectation that our foreign operations will generate less of our total 2011 pre-tax income than previously anticipated.

FINANCIAL POSITION AND CASH FLOW HIGHLIGHTS:

Long-term debt increased slightly to $240.5 million since our prior year-end, and we reduced our cash balance by $9.3 million to $17.9 million during that time. Long-term debt as a percentage of total capitalization was 36.7% at June 30, 2011 as compared to 37.1% at December 31, 2010. Since the prior year-end, we have increased our non-cash working capital by $30.7 million due to growth we've had in 2011.

Cash flow generated from operating activities was $13.8 million through the first six months of 2011 as compared to $6.9 million in the prior year period. The increase results from greater income and non-cash charges.

Capital expenditures for the six months ending June 30, 2011 were $24.8 million as compared to $25.9 million in the prior year's period. In each of these periods, expenditures associated with our start-up chrome sand operations were $2.8 million and $13.4 million, respectively. In the six months ending June 30, 2011, the majority of our capital spending occurred in our Oilfield Services segment and our Minerals and Materials segment.

Dividends through June 30, 2011 remained roughly the same over the prior year period as our dividend per share has remained constant at $0.18 per quarter per share.

AMCOL International Corporation
Q2 2011 Earnings Release - July 22, 2011

This release should be read in conjunction with the attached unaudited, condensed, consolidated financial statements. It contains certain forward-looking statements regarding AMCOL's expected performance for future periods and actual results for such periods might materially differ. Such forward-looking statements are subject to uncertainties, which include, but are not limited to, actual growth in AMCOL's various markets, utilization of AMCOL's plants, currency exchange rates, currency devaluation, delays in development, production and marketing of new products, integration of acquired businesses, and other factors detailed from time to time in AMCOL's annual report and other reports filed with the Securities and Exchange Commission. AMCOL undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in AMCOL's expectations.

AMCOL International, headquartered in Hoffman Estates, IL, develops and markets a wide range of mineral and technology based products and services for use in various industrial, environmental and consumer applications. AMCOL is the parent company of American Colloid Company, CETCO (Colloid Environmental Technologies Company), CETCO Oilfield Services Company and the transportation operations, Ameri-co Carriers, Inc. and Ameri-co Logistics, Inc. AMCOL's common stock is traded on the New York Stock Exchange under the symbol ACO. AMCOL's web address is www.amcol.com. AMCOL's quarterly quarter conference call will be available live today at 11 a.m. ET on the AMCOL website via webcast or by dialing 1.877.718.5092.

Financial tables follow.

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net sales	$473,248	$395,664	$250,833	$220,713
Cost of sales	352,334	290,342	188,039	159,938
Gross profit	120,914	105,322	62,794	60,775

General, selling and administrative expenses	80,214	70,818	40,664	37,031
Operating profit	40,700	34,504	22,130	23,744

Other income (expense):
Interest expense, net	(5,484)	(4,550)	(2,802)	(2,334)
Other, net	113	(117)	489	330
	(5,371)	(4,667)	(2,313)	(2,004)
Income before income taxes and income (loss) from affiliates and joint ventures	35,329	29,837	19,817	21,740
Income tax expense	10,331	7,701	5,966	5,519
Income before income (loss) from affiliates and joint ventures	24,998	22,136	13,851	16,221

Income (loss) from affiliates and joint ventures	996	(71)	(93)	20

Net income (loss)	25,994	22,065	13,758	16,241

Net income (loss) attributable to noncontrolling interests	4	(212)	3	92

Net income (loss) attributable to AMCOL shareholders	$25,990	$22,277	$13,755	$16,149

Weighted average common shares outstanding	31,611	31,092	31,706	31,141

Weighted average common and common equivalent shares outstanding	32,099	31,467	32,206	31,515

Basic earnings per share attributable to AMCOL shareholders	$0.82	$0.72	$0.43	$0.52

Diluted earnings per share attributable to AMCOL shareholders	$0.81	$0.71	$0.43	$0.51

Dividends declared per share	$0.36	$0.36	$0.18	$0.18

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

ASSETS	June 30,	December 31,
	2011	2010
	(unaudited)	*
Current assets:
Cash and equivalents	$17,928	$27,262
Accounts receivable, net	228,525	193,968
Inventories	120,279	107,515
Prepaid expenses	18,297	12,581
Deferred income taxes	5,668	5,553
Income tax receivable	12,810	8,474
Other	336	6,211
Total current assets	403,843	361,564

Noncurrent assets:
Property, plant, equipment, mineral rights and reserves:
Land	11,237	11,591
Mineral rights	49,140	51,435
Depreciable assets	477,513	454,351
	537,890	517,377
Less: accumulated depreciation and depletion	273,528	256,889
	264,362	260,488

Goodwill	71,729	70,909
Intangible assets, net	39,259	42,590
Investments in and advances to affiliates and joint ventures	22,580	19,056
Available-for-sale securities	6,552	14,168
Deferred income taxes	5,898	7,570
Other assets	24,418	22,748
Total noncurrent assets	434,798	437,529
Total Assets	$838,641	$799,093

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$61,279	$53,167
Accrued liabilities	72,120	59,308
Total current liabilities	133,399	112,475

Noncurrent liabilities:
Long-term debt	240,532	236,171
Pension liabilities	21,738	21,338
Deferred compensation	9,547	8,686
Other long-term liabilities	19,035	19,987
Total noncurrent liabilities	290,852	286,182

Shareholders' Equity:
Common stock	320	320
Additional paid in capital	91,364	95,074
Retained earnings	297,828	283,189
Accumulated other comprehensive income	24,398	28,936
Less: Treasury stock	(4,380)	(8,945)
Total AMCOL shareholders' equity	409,530	398,574

Noncontrolling interest	4,860	1,862
Total equity	414,390	400,436

Total Liabilities and Shareholders' Equity	$838,641	$799,093

* Condensed from audited financial statements.

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(In thousands)

	Six Months Ended
	June 30,
	2011	2010
Cash flow from operating activities:
Net income	$25,994	$22,065
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation, depletion, and amortization	19,731	17,022
Other non-cash charges	2,891	3,655
Changes in assets and liabilities, net of effects of acquisitions:
Decrease (increase) in current assets	(57,469)	(49,570)
Decrease (increase) in noncurrent assets	(843)	(1,832)
Increase (decrease) in current liabilities	22,016	14,667
Increase (decrease) in noncurrent liabilities	1,528	843
Net cash provided by (used in) operating activities	13,848	6,850

Cash flow from investing activities:
Capital expenditures	(24,800)	(25,939)
Investments in and advances to affiliates and joint ventures	(1,276)	(1,985)
Other	1,718	1,493
Net cash (used in) investing activities	(24,358)	(26,431)
Cash flow from financing activities:
Net change in outstanding debt	4,530	17,808
Proceeds from sales of treasury stock	6,619	2,904
Dividends	(11,351)	(11,149)
Excess tax benefits from stock-based compensation	651	164
Net cash provided by (used in) financing activities	449	9,727

Effect of foreign currency rate changes on cash	727	(779)
Net increase (decrease) in cash and cash equivalents	(9,334)	(10,633)
Cash and cash equivalents at beginning of period	27,262	27,669
Cash and cash equivalents at end of period	$17,928	$17,036

AMCOL INTERNATIONAL CORPORATION
SEGMENT RESULTS (unaudited)
QUARTER-TO-DATE

Minerals and Materials	Three Months Ended June 30,
	2011		2010		2011 vs. 2010
	(Dollars in Thousands)

Net sales	$119,851	100.0%	$106,397	100.0%	$13,454	12.6%
Cost of sales	92,862	77.5%	79,057	74.3%	13,805	17.5%
Gross profit	26,989	22.5%	27,340	25.7%	(351)	-1.3%
General, selling and
administrative expenses	12,290	10.3%	11,014	10.4%	1,276	11.6%
Operating profit	14,699	12.2%	16,326	15.3%	(1,627)	-10.0%

	Three Months Ended June 30,
Environmental	2011		2010		2011 vs. 2010
	(Dollars in Thousands)

Net sales	$81,220	100.0%	$65,159	100.0%	$16,061	24.6%
Cost of sales	58,642	72.2%	45,037	69.1%	13,605	30.2%
Gross profit	22,578	27.8%	20,122	30.9%	2,456	12.2%
General, selling and
administrative expenses	14,359	17.7%	12,108	18.6%	2,251	18.6%
Operating profit	8,219	10.1%	8,014	12.3%	205	2.6%

	Three Months Ended June 30,
Oilfield Services	2011		2010		2011 vs. 2010
	(Dollars in Thousands)

Net sales	$44,837	100.0%	$39,644	100.0%	$5,193	13.1%
Cost of sales	33,372	74.4%	27,874	70.3%	5,498	19.7%
Gross profit	11,465	25.6%	11,770	29.7%	(305)	-2.6%
General, selling and
administrative expenses	8,042	17.9%	7,217	18.2%	825	11.4%
Operating profit	3,423	7.7%	4,553	11.5%	(1,130)	-24.8%

	Three Months Ended June 30,
Transportation	2011		2010		2011 vs. 2010
	(Dollars in Thousands)

Net sales	$14,780	100.0%	$13,583	100.0%	$1,197	8.8%
Cost of sales	13,140	88.9%	12,040	88.6%	1,100	9.1%
Gross profit	1,640	11.1%	1,543	11.4%	97	6.3%
General, selling and
administrative expenses	955	6.5%	844	6.2%	111	13.2%
Operating profit	685	4.6%	699	5.1%	(14)	-2.0%

	Three Months Ended June 30,
Corporate	2011	2010	2011 vs. 2010
	(Dollars in Thousands)

Intersegment shipping sales	$(9,855)	$(4,070)	$(5,785)
Intersegment shipping costs	(9,977)	(4,070)	(5,907)
Gross profit (loss)	122	-	122
General, selling and
administrative expenses	5,018	5,848	(830)	-14.2%
Operating loss	(4,896)	(5,848)	952	-16.3%

AMCOL INTERNATIONAL CORPORATION
SEGMENT RESULTS (unaudited)
YEAR-TO-DATE

Minerals and Materials	Six Months Ended June 30,
	2011		2010		2011 vs. 2010
	(Dollars in Thousands)

Net sales	$236,731	100.0%	$204,085	100.0%	$32,646	16.0%
Cost of sales	181,281	76.6%	152,535	74.7%	28,746	18.8%
Gross profit	55,450	23.4%	51,550	25.3%	3,900	7.6%
General, selling and
administrative expenses	24,580	10.4%	20,918	10.2%	3,662	17.5%
Operating profit	30,870	13.0%	30,632	15.1%	238	0.8%

	Six Months Ended June 30,
Environmental	2011		2010		2011 vs. 2010
	(Dollars in Thousands)

Net sales	$136,553	100.0%	$103,334	100.0%	$33,219	32.1%
Cost of sales	97,919	71.7%	72,216	69.9%	25,703	35.6%
Gross profit	38,634	28.3%	31,118	30.1%	7,516	24.2%
General, selling and
administrative expenses	28,132	20.6%	23,321	22.6%	4,811	20.6%
Operating profit (loss)	10,502	7.7%	7,797	7.5%	2,705	34.7%

	Six Months Ended June 30,
Oilfield Services	2011		2010		2011 vs. 2010
	(Dollars in Thousands)

Net sales	$89,581	100.0%	$69,848	100.0%	$19,733	28.3%
Cost of sales	65,452	73.1%	50,064	71.7%	15,388	30.7%
Gross profit	24,129	26.9%	19,784	28.3%	4,345	22.0%
General, selling and
administrative expenses	15,834	17.7%	14,003	20.0%	1,831	13.1%
Operating profit	8,295	9.2%	5,781	8.3%	2,514	43.5%

	Six Months Ended June 30,
Transportation	2011		2010		2011 vs. 2010
	(Dollars in Thousands)

Net sales	$27,454	100.0%	$25,703	100.0%	$1,751	6.8%
Cost of sales	24,411	88.9%	22,833	88.8%	1,578	6.9%
Gross profit	3,043	11.1%	2,870	11.2%	173	6.0%
General, selling and
administrative expenses	1,893	6.9%	1,660	6.5%	233	14.0%
Operating profit	1,150	4.2%	1,210	4.7%	(60)	-5.0%

	Six Months Ended June 30,
Corporate	2011	2010	2011 vs. 2010
	(Dollars in Thousands)

Intersegment sales	$(17,071)	$(7,306)	$(9,765)
Intersegment cost of sales	(16,729)	(7,306)	(9,423)
Gross profit (loss)	(342)	-	(342)
General, selling and
administrative expenses	9,775	10,916	(1,141)	-10.5%
Operating loss	(10,117)	(10,916)	799	-7.3%

AMCOL INTERNATIONAL CORPORATION
SUPPLEMENTARY INFORMATION (unaudited)
QUARTER-TO-DATE

Composition of Sales by Geographic Region	Three Months Ended June 30, 2011
	Americas	EMEA	Asia Pacific	Total

Minerals & Materials	28.1%	8.7%	10.4%	47.2%
Environmental	15.7%	14.5%	1.9%	32.1%
Oilfield Services	15.4%	0.9%	1.4%	17.7%
Transportation	3.0%	0.0%	0.0%	3.0%
Total - current year's period	62.2%	24.1%	13.7%	100.0%
Total from prior year's comparable period	64.8%	21.2%	14.0%	100.0%
Percentage of Revenue Growth by Component

	Three Months Ended June 30, 2011 vs.
	Three Months Ended June 30, 2010
	Base		Currency
	Business	Acquisitions	Translation	Total
Minerals & Materials	4.7%	0.0%	1.4%	6.1%
Environmental	5.9%	0.0%	1.4%	7.3%
Oilfield Services	1.9%	0.0%	0.5%	2.4%
Transportation	-2.1%	0.0%	0.0%	-2.1%
Total	10.4%	0.0%	3.3%	13.7%
% of growth	75.5%	0.0%	24.5%	100.0%

Minerals and Materials Product Line Sales	Three Months Ended June 30,
	2011	2010	% change
	(Dollars in Thousands)

Metalcasting	$64,686	$49,857	29.7%
Specialty materials	26,015	27,055	-3.8%
Pet products	12,998	14,453	-10.1%
Basic minerals	11,498	13,429	-14.4%
Other product lines	4,654	1,603	190.3%
Total	119,851	106,397	12.6%

Environmental Product Line Sales	Three Months Ended June 30,
	2011	2010	% change
	(Dollars in Thousands)

Lining technologies	$32,621	$35,022	-6.9%
Building materials	21,159	13,540	56.3%
Contracting services	18,980	10,425	82.1%
Drilling products	8,460	6,172	37.1%
Total	81,220	65,159	24.6%

AMCOL INTERNATIONAL CORPORATION
SUPPLEMENTARY INFORMATION (unaudited)
YEAR-TO-DATE

Composition of Sales by Geographic Region	Six Months Ended June 30, 2011
	Americas	EMEA	Asia Pacific	Total

Minerals and materials	29.3%	9.7%	10.6%	49.6%
Environmental	14.2%	12.6%	1.6%	28.4%
Oilfield services	17.0%	0.8%	1.2%	19.0%
Transportation	3.0%	0.0%	0.0%	3.0%
Total - current year's period	63.5%	23.1%	13.4%	100.0%
Total from prior year's comparable period	65.0%	20.5%	14.5%	100.0%

Percentage of Revenue Growth by Component
	Six Months Ended June 30, 2011
	vs.
	Six Months Ended June 30, 2010
			Foreign
	Organic	Acquisitions	Exchange	Total
Minerals and materials	7.2%	0.0%	1.1%	8.3%
Environmental	7.2%	0.2%	1.0%	8.4%
Oilfield services	4.6%	0.0%	0.4%	5.0%
Transportation	-2.0%	0.0%	0.0%	-2.0%
Total	17.0%	0.2%	2.5%	19.7%
% of growth	86.4%	1.0%	12.6%	100.0%

Minerals and Materials Product Line Sales	Six Months Ended June 30,
	2011	2010	% change
	(Dollars in Thousands)

Metalcasting	$124,838	$94,197	32.5%
Specialty materials	52,036	52,863	-1.6%
Pet products	28,069	30,891	-9.1%
Basic minerals	23,040	22,775	1.2%
Other product lines	8,748	3,359	160.4%
Total	236,731	204,085	16.0%

Environmental Product Line Sales	Six Months Ended June 30,
	2011	2010	% change
	(Dollars in Thousands)

Lining technologies	$53,725	$51,587	4.1%
Building materials	38,215	26,041	46.7%
Contracting services	30,210	14,639	106.4%
Drilling products	14,403	11,067	30.1%
Total	136,553	103,334	32.1%

For further information, contact:
Don Pearson
Vice President & Chief Financial Officer
847.851.1500